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Exhibit 11-Computation of Earnings Per Share
TIB Financial Corp.
                     (In Thousands, Except Per Share Data)


                                                                 1996        1995        1994
                                                               ================================
                          PRIMARY
                          -------
Net Income used for primary share amounts                      $ 3,203     $ 3,001      $ 2,686
                                                               ================================
Weighted average of common shares outstanding                    4,284       4,246        4,161

Add - Common stock equivalents determined using
the "Treasury Stock" method representing shares
issuable upon exercise of director and employee
stock options using  annual average market price                   141         107            0 (1)

Weighted average number of shares used in calculation          --------------------------------
of primary earnings per share                                    4,425       4,353        4,161
                                                               ================================

                                                               --------------------------------
PRIMARY EARNINGS PER SHARE                                     $  0.72     $  0.69      $  0.65
                                                               ================================

(1) The effect of common stock equivalents in 1994 is anti-dilutive